Exhibit 21.1

LIST OF SUBSIDIARIES

Name	State of Formation

Feed Merger Sub LLC*	Delaware

Terminal Merger Sub LLC*	Delaware

   *Wholly-owned by Shermen WSC Acquisition Corp.